Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (the “Form S-1”), of our auditor’s report dated December 2, 2025 with respect to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2025 and 2024 and for the years then ended, as included in the Annual Report on Form 10-K of Pineapple Financial Inc., as filed with the United States Securities and Exchange Commission. We also consent to the reference to our firm under the heading ‘Experts’ in the Registration Statement on Form S-1.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants

December 5, 2025

Mississauga, Canada